Exhibit 10.5

Summary of Compensation Arrangements with Directors
2008 Fiscal Year

Art’s-Way Manufacturing Co., Inc.  (the “Company”) currently does not have a written Board compensation plan. For the 2008 fiscal year, the Board determined that each of the Company’s directors would receive a cash retainer fee for his service, paid as follows:

Director Name	First Quarter (December- February)	Second Quarter (March- May)	Third Quarter (June- August)	Fourth Quarter (September- November)
Thomas E. Buffamante	$5,000	$5,833	$7,500	$7,500
David R. Castle	$5,000	$5,833	$7,500	$7,500
Fred W. Krahmer	$5,000	$5,833	$7,500	$7,500
James Lynch	$5,000	$5,833	$7,500	$7,500
Douglas McClellan	$5,000	$5,833	$7,500	$7,500

Director Name	December	Monthly, January through April	Monthly, May through November
J. Ward McConnell, Jr. Executive Chairman of the Board	$7,000	$12,500	$12,500
Marc H. McConnell Executive Vice Chairman of the Board	$1,667	$4,000	$4,833

The Company also reimburses directors for out-of-pocket expenses related to their attendance at board meetings and performance of other services as Board members.

In addition, pursuant to the Company’s 2007 Non-Employee Directors’ Stock Option Plan, each director is automatically granted non-qualified stock options to purchase 2,000 (post-split) shares of the Company’s common stock each year on the date of the Annual Meeting of Stockholders.